Free Writing Prospectus (To the Prospectus dated February 10, 2009 and the Prospectus Supplement dated March 1, 2010)	Filed Pursuant to Rule 433 Registration No. 333-145845 April 27, 2010

$ Quarterly Review Notes due November 7, 2011 Linked to a Basket of Commodities Global Medium-Term Notes, Series A

General

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The Notes are designed for investors who seek early exit prior to maturity at a premium if the closing basket level is at or above the applicable call level on any of the six quarterly review dates. If the Notes are not called, investors are protected at maturity against up to a 15% decline of the reference asset on the final review date but will lose some or all of their principal if the reference asset declines by more than 15%. Investors in the Notes should be willing to accept this risk of loss and be willing to forgo interest in exchange for the opportunity to receive a premium payment if the Notes are called.

•	The first review date, and therefore the earliest call date, is July 30, 2010.

•	Senior unsecured obligations of Barclays Bank PLC maturing November 7, 2011[1].

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•	The Notes are expected to price on or about April 30, 2010[2] (the “pricing date”) and are expected to issue on or about May 7, 2010[2] (the “settlement date”).

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Reference Asset:	A basket comprised of the following commodities (each a “basket component”, and together, the “basket components”) in weighted allocations:

Basket Component	Bloomberg ticker symbol[3]	Weight	Initial Price
Platinum, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	PLTMLNPM <Comdty>	50%	$[•]/troy ounce
Palladium, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	PLDMLNPM <Comdty>	50%	$[•]/troy ounce

Automatic Call:	On any review date, if the closing basket level is greater than or equal to the applicable call level, the Notes will be automatically called for a cash payment per Note that will vary depending on the applicable review date and call premium.

Call Levels:	First review date:	100% of the initial basket level

	Second review date:	100% of the initial basket level

	Third review date:	100% of the initial basket level

	Fourth review date:	100% of the initial basket level

	Fifth review date:	100% of the initial basket level

	Final review date:	100% of the initial basket level

Call Price:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium calculated as follows:

•   at least 3.15%* x $1,000 if called on the first review date

•   at least 6.30%* x $1,000 if called on the second review date

•   at least 9.45%* x $1,000 if called on the third review date

•   at least 12.60%* x $1,000 if called on the fourth review date

•   at least 15.75%* x $1,000 if called on the fifth review date

•   at least 18.90%* x $1,000 if called on the final review date

*  The actual percentage applicable to the first, second, third, fourth, fifth and final review dates will be determined on the pricing date but will not be less than 3.15%, 6.30%, 9.45%, 12.60%, 15.75% and 18.90%, respectively.

Payment at Maturity:

If the Notes are not called and a mandatory redemption is not triggered, your principal is protected at maturity against up to a 15% decline of the reference asset. If the final basket level has declined by up to 15% from the initial basket level, you will receive the principal amount of your Notes at maturity. If the final basket level has declined from the initial basket level by more than 15%, you will lose 1.1765% of the principal amount of your Notes for every 1% that the final basket level declines beyond 15%. Accordingly, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 x (Basket Return + 15%) x Downside Leverage Factor]

Assuming the Notes are not called, you will lose some or all of your investment at maturity if the final basket level declines from the initial basket level by more than 15%.

Buffer Percentage:	15%

Downside Leverage Factor:	1.1765

Basket Return:	The performance of the basket from the initial basket level to the final basket level, calculated as follows: Final Basket Level – Initial Basket Level Initial Basket Level

Initial Basket Level:	Set equal to 100 on the pricing date.

Final Basket Level:	The closing basket level on the final review date.

Closing Basket Level:

For each review date, the closing basket level will be calculated as follows:

100 x [1 + (Platinum return * 50%) + (Palladium return * 50%)]

The returns set forth in the formula above reflect the performance of each basket component, expressed as a percentage, from the initial price on the pricing date for the basket component to the final price for the basket component on the applicable review date, calculated as follows:

Final Price – Initial Price

Initial Price

Where,

Initial Price = for each basket component, the initial price is the settlement price of the basket component on the pricing date, as set forth in the table above;

Final Price = for each basket component, the final price is the settlement price of the basket component on the applicable review date; provided, however, in respect of the final review date, for each basket component, the final price will equal the arithmetic average of the settlement price of the basket component on each of the five averaging dates applicable to the final review date.

Review Dates[1]:	July 30, 2010 (first review date), November 1, 2010 (second review date), January 31, 2011 (third review date), May 3, 2011 (fourth review date), August 1, 2011 (fifth review date) and October 31, 2011 (final review date)

Averaging Dates[1]:	The averaging dates applicable to the final review date are as follows: October 25, 2011, October 26, 2011, October 27, 2011, October 28, 2011 and October 31, 2011

Maturity Date:	November 7, 2011[1]

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740LPY5/ US06740LPY55

[1]

Subject to postponement in the event of a market disruption event and as described under “Reference Assets— Commodities —Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

[2]	Expected. In the event we make any change to the expected pricing date and settlement date, the review dates and maturity date will be changed so that the stated term of the Notes remains the same.
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For reference purposes only, the settlement prices of the basket components on the pricing date and each review date and averaging date may be seen using the indicated Bloomberg tickers. However, if there is any discrepancy between the prices specified on Bloomberg and those determined by the calculation agent in accordance with the information set forth under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement, the prices determined by the calculation agent shall prevail.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-3 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-6 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public[4]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

[4]

The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of approximately %, is %. The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

JPMorgan Placement Agent

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated March 1, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

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Hypothetical Examples of Amounts Payable Upon Automatic Call or at Maturity

The following table illustrates the hypothetical simple total return (i.e., not compounded) on the Notes that could be realized on the applicable review date for a range of movements in the reference asset as shown under the column “Basket Appreciation/Depreciation at Review Date.” The table assumes that the percentages used to calculate the call price applicable to the first, second, third, fourth, fifth and final review dates are 3.15%, 6.30%, 9.45%, 12.60%, 15.75% and 18.90%, respectively, regardless of the appreciation of the reference asset, which may be significant; the actual percentages will be determined on the pricing date. There will be only one payment on the Notes whether called or at maturity. An entry of “N/A” indicates that the Notes would not be called on the applicable review date and no payment would be made for such date. The hypothetical returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.

Closing Basket Level	Basket Appreciation/ Depreciation at Review Date	Total Return at First Review Date	Total Return at Second Review Date	Total Return at Third Review Date	Total Return at Fourth Review Date	Total Return at Fifth Review Date	Total Return at Final Review Date
180.00	80.00%	3.15%	6.30%	9.45%	12.60%	15.75%	18.90%
170.00	70.00%	3.15%	6.30%	9.45%	12.60%	15.75%	18.90%
160.00	60.00%	3.15%	6.30%	9.45%	12.60%	15.75%	18.90%
150.00	50.00%	3.15%	6.30%	9.45%	12.60%	15.75%	18.90%
140.00	40.00%	3.15%	6.30%	9.45%	12.60%	15.75%	18.90%
130.00	30.00%	3.15%	6.30%	9.45%	12.60%	15.75%	18.90%
120.00	20.00%	3.15%	6.30%	9.45%	12.60%	15.75%	18.90%
110.00	10.00%	3.15%	6.30%	9.45%	12.60%	15.75%	18.90%
105.00	5.00%	3.15%	6.30%	9.45%	12.60%	15.75%	18.90%
100.00	0.00%	3.15%	6.30%	9.45%	12.60%	15.75%	18.90%
98.00	-2.00%	N/A	N/A	N/A	N/A	N/A	0.00%
95.00	-5.00%	N/A	N/A	N/A	N/A	N/A	0.00%
90.00	-10.00%	N/A	N/A	N/A	N/A	N/A	0.00%
85.00	-15.00%	N/A	N/A	N/A	N/A	N/A	0.00%
80.00	-20.00%	N/A	N/A	N/A	N/A	N/A	-5.88%
70.00	-30.00%	N/A	N/A	N/A	N/A	N/A	-17.65%
60.00	-40.00%	N/A	N/A	N/A	N/A	N/A	-29.41%
50.00	-50.00%	N/A	N/A	N/A	N/A	N/A	-41.18%
40.00	-60.00%	N/A	N/A	N/A	N/A	N/A	-52.94%
30.00	-70.00%	N/A	N/A	N/A	N/A	N/A	-64.71%
20.00	-80.00%	N/A	N/A	N/A	N/A	N/A	-76.47%
10.00	-90.00%	N/A	N/A	N/A	N/A	N/A	-88.24%
0.00	-100.00%	N/A	N/A	N/A	N/A	N/A	-100.00%

The following examples illustrate how the total returns set forth in the table above are calculated and assume the initial prices of the basket components as indicated. The actual initial prices of the basket components will be determined on the pricing date. These hypothetical examples are for illustrative purposes only and may not represent the actual payments on the Notes applicable to a purchaser of the Notes.

Example 1: On the first review date, the basket level increases from the initial basket level of 100 to a closing basket level of 105. The final prices of both basket components increase from their initial prices.

Step 1: Calculate the Return for each Basket Component.

Basket Component	Initial Price	Final Price	Return
Platinum	$1,725.00	$1,811.25	5.00%
Palladium	$555.00	$582.75	5.00%

The returns set forth in the table above reflect the performance of each basket component, expressed as a percentage, from the initial price on the pricing date for the basket component to the final price for the basket component on the first review date, calculated as follows:

Final Price – Initial Price

Initial Price

Step 2: Calculate the Closing Basket Level.

The closing basket level is calculated as follows:

100 x [1+ (5.00% x 50%) + (5.00% x 50%)] = 105

Step 3: Calculate the Payment at Maturity.

Because the closing basket level on the first review date of 105 is greater than the call level of 100, the Notes are automatically called, and the investor receives a single payment of $1,031.50 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x 3.15%] = $1,031.50

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Example 2: The basket level decreases from an initial basket level of 100 to a closing basket level of 95 on the first review date, 93 on the second review date, 90 on the third review date, 89 on the fourth review date, 87 on the fifth review date and 86 on the final review date. Because the closing basket levels on each of the review dates are less than the corresponding call level of 100, the Notes are not called prior to the maturity date. On the final review date, the final price of platinum increases from its initial price while the final price of palladium decreases from its initial price.

Step 1: Calculate the Return for each Basket Component.

Basket Component	Initial Price	Final Price	Return
Platinum	$1,725.00	$1,983.75	15.00%
Palladium	$555.00	$316.35	-43.00%

The returns set forth in the table above reflect the performance of each basket component, expressed as a percentage, from the initial price on the pricing date for the basket component to the final price for the basket component on the final review date, calculated as follows:

Final Price – Initial Price

Initial Price

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 x [1+ (15.00% x 50%) + (-43.00% x 50%)] = 86

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket from the initial basket level to the final basket level, calculated as follows:

86 - 100 100	= -14.00%

Step 4: Calculate the Payment at Maturity.

Because final basket level has not declined by more than 15% from the initial basket level, the payment at maturity is the principal amount of $1,000 per $1,000 principal amount Note.

Example 3: The basket level decreases from an initial basket level of 100 to a closing basket level of 95 on the first review date, 93 on the second review date, 90 on the third review date, 85 on the fourth review date, 82 on the fifth review date and 80 on the final review date. Because the closing basket levels on each of the review dates are less than the corresponding call level of 100, the Notes are not called prior to the maturity date. On the final review date, the final prices of both basket components decrease from their initial prices.

Step 1: Calculate the Return for each Basket Component.

Basket Component	Initial Price	Final Price	Return
Platinum	$1,725.00	$1,380.00	-20.00%
Palladium	$555.00	$444.00	-20.00%

The returns set forth in the table above reflect the performance of each basket component, expressed as a percentage, from the initial price on the pricing date for the basket component to the final price for the basket component on the final review date, calculated as follows:

Final Price – Initial Price

Initial Price

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Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 x [1+ (-20.00 x 50%) + (-20.00 x 50%)] = 80

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket from the initial basket level to the final basket level, calculated as follows:

80 - 100 100	= -20.00%

Step 4: Calculate the Payment at Maturity.

Because the final basket level has declined by more than 15% from the initial basket level on the final review date, the investor will receive a payment that is less than the principal amount, calculated as follows for each $1,000 principal amount Note:

$1,000 + [$1,000 x (-20% + 15%) x 1.1765] = $941.18

Selected Purchase Considerations

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Appreciation Potential—If the closing basket level is greater than or equal to the applicable call level on a review date, your investment will yield a payment per Note of $1,000 plus: (i) at least 3.15% x $1,000 if called on the first review date; (ii) at least 6.30% x $1,000 if called on the second review date; (iii) at least 9.45% x $1,000 if called on the third review date; (iv) at least 12.60% x $1,000 if called on the fourth review date; (v) at least 15.75% x $1,000 if called on the fifth review date; or (vi) at least 18.90% x $1,000 if called on the final review date. Because the Notes are our senior unsecured obligations, payment of any amount if called or at maturity is subject to our ability to pay our obligations as they become due.

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Potential Early Exit with Appreciation as a Result of Automatic Call Feature—While the original term of the Notes is approximately 1.5 years, the Notes will be called before maturity if the closing basket level is at or above the applicable call level on a review date, and you will be entitled to the applicable premium payment set forth on the cover of this free writing prospectus.

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Limited Protection Against Loss—If the Notes are not called and the final basket level declines by no more than 15% as compared to the initial basket level, you will be entitled to receive the full principal amount of your Notes at maturity. If the final basket level declines by more than 15%, you will lose an amount equal to 1.1765% of the principal amount of your Notes for every 1% that the final basket level declines beyond 15% from the initial basket level.

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Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the reference asset. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be short-term capital gain or loss if you have a holding period in respect of your Notes of no more than one year, and otherwise should generally be long-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

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As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. It is also possible that the Internal Revenue Service could seek to characterize your Notes under current law in a manner that results in tax consequences that are different from those described above. For example, it is possible that the Internal Revenue Service could assert that your Notes should be treated as giving rise to “collectibles” gain or loss if you have held your Notes for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the Notes is not a sale or exchange of a collectible but is rather a sale or exchange of an executory contract that reflects the value of a collectible. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%. Additionally, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Notes should end on the date on which the amount you are entitled to receive upon redemption or maturity of your Notes is determined, even though you will not receive any amounts in respect of your Notes prior to the redemption or maturity of the Notes. In such case, there are facts under which you could be treated as having a holding period in respect of your Notes that is less than one year even if you receive cash upon the redemption of your Notes at a time that is more than one year after the beginning of your holding period.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” includes any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons (such as your Notes), (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the reference asset. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset” and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities”.

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. If the Notes are not called and the final basket level declines by more than 15% compared to the initial basket level, your investment will be exposed on a leveraged basis to any decline in the final basket level beyond the 15% buffer percentage as compared to the initial basket level.

•

Limited Return on the Notes—Your potential gain on the Notes will be limited to the call premium applicable for a review date, as set forth on the cover of this free writing prospectus, regardless of the appreciation in the reference asset, which may be significant. Because the level of the reference asset at various times during the term of the Notes could be higher than the closing basket levels on the review dates, you may receive a lower payment if called or at maturity, as the case may be, than you would have if you had invested directly in the reference asset.

•

Changes in the Settlement Prices of the Basket Components May Offset Each Other—Movements in the basket components may not correlate with each other. At a time when the settlement price of one of the basket component increases,

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the settlement price of the other basket component may not increase as much or may even decline. Therefore, in calculating the closing basket levels on each review date or the basket return at maturity, increases in the settlement price of one basket component may be moderated, or more than offset, by lesser increases or declines in the settlement price of the other basket component.

•	No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the settlement prices of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected demand or supply of the basket components;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events especially those affecting the prices of the commodities comprising the basket; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

The Notes May Be Subject to Certain Risks Specific to Platinum and Palladium as a Commodity—Platinum and palladium are precious metals. Consequently, the Notes may be subject to a number of factors specific to precious metals, and in particular platinum and palladium, that might cause price volatility. These may include, among others:

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the value of the Notes may offset or enhance the effect of another factor.

Historical Information

The following graphs set forth the historical performance of the basket components based on the daily settlement prices from January 7, 2002 through April 23, 2010. The settlement prices on April 23, 2010 were $1,725.00/per troy ounce with respect to platinum and $555.00/per troy ounce with respect to palladium.

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We obtained the settlement prices below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the settlement prices of the basket components on any of the review dates (or in respect of the final review date, any of the averaging dates). We cannot give you assurance that the performance of the basket components will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities Inc. will act as placement agents for the Notes and will receive a fee from the Company that would not exceed $12.50 per $1,000 principal amount Note.

We expect that delivery of the Notes will be made against payment for the Notes on or about the issue date indicated on the cover of this free writing prospectus, which is the 5th business day following the expected pricing date (this settlement cycle being referred to as “T+5”). See “Plan of Distribution” in the prospectus supplement.

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